Exhibit 10.1

PATENT PURCHASE AGREEMENT

THIS PATENT PURCHASE AGREEMENT ("Agreement") is made as of December 10, 2004 ("Effective Date"), by Commerce One Operations, Inc., a corporation organized under the laws of Delaware, with an address at 580 California Street, Suite 526, San Francisco, California 94104 ("Seller") and JGR Acquisition, Inc., a company existing pursuant to the laws of Delaware, with an address at 1201 North Market Street, PO Box 1347, Wilmington, Delaware 19899 ("Purchaser").

In consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

  Effective as of the Closing (as defined below), Seller hereby irrevocably sells, transfers, conveys and assigns to Purchaser, and Purchaser shall acquire from Seller all of Seller's right, title and interest in and to and under all Assigned Patents (as defined below), including all past and future income, royalties, damages and payments due (including, rights to damages and payments for past, present or future infringements or misappropriations) with respect thereto, in each case, of Seller in all countries relating to such Assigned Patents (collectively the "Purchased Assets"), free and clear of all liens, claims, encumbrances and UCC filings, but subject to the rights in the Purchased Assets granted to Mitsubishi Corporation in the Agreement for Intellectual Property Rights License and Mutual Waiver and Release of Liability Under Intellectual Property Rights between Commerce One Operations, Inc. and Mitsubishi Corporation dated December 19, 2003, attached hereto as Exhibit D.

  The term "Assigned Patents" shall mean all Patents listed on the accompanying Exhibit A and all continuations, continuations-in-part, divisionals, patent cooperation treaty equivalents, and foreign counterparts of the Patents listed on the accompanying Exhibit A.

  The term "Patents" shall mean any United States or foreign patents and applications (including provisional applications), patents issuing from such applications, certificates of invention or any other grants by any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency commission or subdivision thereof, including the U.S. Patent and Trademark Office ("PTO") and the European Patent Office ("EPO"), for the protection of inventions, or foreign equivalents of any of the foregoing.

  Purchase Price: Purchaser will purchase the Purchased Assets for a total value of Fifteen Million Five Hundred Thousand U.S. Dollars ($15,500,000). Consideration will consist of a payment of such amount by wire transfer to an account of Seller's specification at the Closing.

  Conditions to be Met Prior to Closing: The following are conditions precedent to the Closing and to Purchaser's obligation to make the payments contemplated by Section 2 of this Agreement:
    Execution and conveyance by Seller of an assignment of the Purchased Assets in the form set forth in Exhibit B to this Agreement and any other recording documents associated therewith. Notwithstanding the foregoing, such patent assignments shall only be recorded after the wire transfer (to be provided under Section 2) is received by Seller.
    Execution of that certain Patent License Agreement by and among Seller and Purchaser dated December 10, 2004 attached hereto as Exhibit C (the "License Agreement").
    The United States Bankruptcy Court shall have entered an Order approving execution, delivery and performance by Seller of the terms and conditions of this Agreement.
  Miscellaneous: Both before and after the Closing (as defined below), each party shall, without the requirement of any additional consideration, execute and/or cause to be delivered to each other party such other instruments and recording documents, and shall take such other actions, as may be necessary to carry out or evidence this Agreement and record the contemplated patent assignment with the United States Patent and Trademark Office and any foreign patent office(s). Seller hereby irrevocably transfers, conveys and assigns to Purchaser, and Purchaser accepts from Seller, all of Seller's right, title and interest in and to and under the Inventor Agreements, except that such transfer, conveyance, and assignment shall not extend to any right under any such Agreement that does not relate specifically to one of the Assigned Patents. As used herein, the term Inventor Agreements means any agreement by which an inventor on any of the Assigned Patents is obligated to assist Seller in any way with regard to the filing, prosecution, issuance, or maintenance of any of the Assigned Patents.
  Closing: When all of the conditions herein have been waived or satisfied, the closing of the sale of the Purchased Assets (the "Closing") shall occur within two (2) business days, but no later than December 23, 2004.
  Representations and Warranties: Each party represents and warrants to the other that (i) such party including those signatory herewith have the full power and authority to enter into, execute and deliver this Agreement and perform the obligations contained herein; (ii) the execution and delivery by such party of this Agreement and the performance by such party of its obligations contemplated in this Agreement have been duly authorized by any necessary corporate or other action of such party; and (iii) the execution, delivery and performance of this Agreement by such party will not conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute a default under, any instrument, contract or other agreement to which such party is a party or by which such party is bound. Seller further represents and warrants to Purchaser that Seller is the beneficial and registered owner of the Purchased Assets. Purchaser further represents and warrants to Seller that Purchaser has the ability to and will license the Purchased Assets to Seller and that Seller can then assign Seller's Rights under the License Agreement to Commerce Acquisition, LLC pursuant to the terms of the License Agreement; provided, however, that Purchaser shall have no liability under this sentence for any deficiencies in Purchaser's ability to license the Purchased Assets to Seller that are caused by any deficiency in Seller's rights in the Purchased Assets or in Seller's conveyance thereof to Purchaser.
  NO WARRANTY; NO RECOURSE. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6 ABOVE, THE RIGHTS GRANTED TO PURCHASER HEREUNDER ARE PROVIDED STRICTLY ON AN "AS IS" BASIS, WITHOUT ANY WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. Purchaser specifically acknowledges and agrees that Purchaser and its successors and assignees will not have any recourse to, or any right to bring a claim or action against, any of the agents, representatives, employees, officers or directors of Seller (as opposed to the Seller as an entity and Seller's affiliated entities) in the event that (i) any representations and warranties or other statements made by or on behalf of Seller are untrue as of the time of their expression or as of the Closing, or (ii) Seller does not fulfill any of its covenants or other obligations in this Agreement or any related agreement or document.
  Expenses: Unless otherwise specified herein, each party will bear its own costs and expenses in connection with the transactions contemplated hereby.
  Integration: The provisions of this Agreement shall constitute binding and enforceable contractual obligations and this Agreement along with Exhibits A, B and C, shall constitute the entire agreement between the parties, shall supersede any prior understanding, agreement, or representations by or between the parties whether written or oral, that may have related to the subject matter hereof, and shall inure to the benefit of their respective successors and assigns. This Agreement may be modified in writing only, signed by the parties at the time of the modification. No failure or delay on the part of any party in exercising any of its respective rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other rights hereunder.
  Counterparts: This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
  Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the Effective Date.
SELLER By:_______________________________ Name:_____________________________ Title:______________________________	PURCHASER By:_______________________________ Name:_____________________________ Title:______________________________

EXHIBIT A

PURCHASED ASSETS

EXHIBIT B

FORM OF PATENT ASSIGNMENT

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT is made as of December 10, 2004, from Commerce One, Inc., a Corporation organized under the laws of Delaware, with an address at 580 California Street, Suite 526, San Francisco, California 94104 ("Assignor") to JGR Acquisition, Inc., a company existing pursuant to the laws of Delaware, with an address at 1201 North Market Street, PO Box 1347, Wilmington, Delaware 19899 ("Assignee").

WHEREAS, Assignor is the owner of the patents and patent applications (the "Patents") set forth in Schedule A attached hereto.

WHEREAS, Assignor and Assignee have entered into a Patent Purchase Agreement dated as of December 10, 2004, pursuant to which Assignor has agreed, inter alia, to grant and assign to Assignee all of Assignor's right title and interest in and to the Patents and Assignee desires to acquire the entire right, title and interest in and to the Patents.

NOW, THEREFOR, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

I. Assignor hereby irrevocably sells, transfers, conveys and assigns unto Assignee, its successors and assigns, Assignor's entire right, title and interest in and to the Patents and any continuations, divisions, reissues, or extensions of the Patents, including all past and future income, royalties, damages and payments due (including, rights to damages and payments for past, present or future infringements or misappropriations) with respect thereto, in each case, of Assignor in all countries relating to the Patents.

II. Assignor hereby authorizes the Commissioner of Patents and Trademarks of the United States and other empowered officials of the United States Patent and Trademark Office and/or the appropriate empowered officials other relevant jurisdictions outside the United States to record the transfer of the Patents to Assignee as assignee of Assignor's entire right, title and interest therein, in accordance with this Patent Assignment, and to issue to Assignee all letters patent which may issue with respect to the Patents.

[Signature Page to Follow]

IN WITNESS WHEREOF, Assignor has caused these presents to be duly executed in a manner appropriate thereto as of the date first above written.

Assignor: COMMERCE ONE, INC.

By:

Name:

Title:

ACKNOWLEDGMENT

February [__], 2004

State of ________ )

) ss:

County of ______ )

On this ___th day of ________ 20__, before me, the undersigned, personally appeared ___________________________,  personally known to me - OR -  proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature: (Seal)

Notary Public

Schedule A

LIST OF PATENTS
Item	Application Number
Computer System to Compile Non-Incremental Computer Source Code to Execute Within an Incremental Type Computer System	5,884,083
Computer System to Compile Non-Incremental Computer Source Code to Execute Within an Incremental Type Computer System	6,687,896
Documents For Commerce in Trading Partner Networks and Interface Definitions Based on the Documents	09/173,858
Participant Server Which Processes Documents for Commerce in Trading Partner Networks	6,226,675
Market Makers Using Documents for Commerce in Trading Partner Networks	6,125,391
Enterprise System That Incorporates Business Process Life Cycle Management Capabilities
Commerce Community Schema for the Global Trading Web	10/111,995
System and method for schema evolution in an e-commerce network	09/493,517
Method of retrieving schemas for interpreting documents in an electronic commerce system	6,591,260
Method for Automatic Categorization of items	6,751,600
Registry for trading partners using documents for commerce In trading partner networks	09/633,365
System and Method for Integrating Data Sources Based Upon Attribute Dimensions
Integration of Data Sources Sharing a Large Homogeneous Schema Template
Fully Functional Self-Contained Electronic Marketplace Training Environment
System and Method for Graphically Mapping Source Schemas to a Target Schema
System and Method for Effectively Implementing a Marketsite Application Integrator
Method and apparatus for declarative updating of self- describing, structured documents	10/026,364
Method and apparatus for declarative error handling and presentation	10/026,366
Method and apparatus for generic search interface across document types	10/026,681
SCL (scenario configuration language) for a rule based system	10/105,015
Data Syndication and Synchronization	10/128,985
Methodology for Dynamically Presenting Information to a System User of an Electronic Device
Registry Driven Interoperability and Exchange of Documents
Electronic Commerce Community Networks and Intra/Inter Community Secure Routing Implementation
Commerce Community Schema for the Global Trading Web	60/163,020
Method and apparatus for viewing electronic commerce-related documents	09/794,302
Method and device utilizing polymorphic data in e- commerce	09/730,489
Tools for building documents for commerce in trading partner networks and interface definitions	6,542,912
Xcbl mailbox methods and devices	10/026,663
System and Method for Effectively Implementing A Marketsite Application Integrator	10/302,221
System and Method for Effectively Configuring a Marketsite Application Integration Architecture	10/302,327
System and Method for Effectively Performing Overflow Data Procedure	10/314,701
Electronic Commerce Community Networks and Intra/Inter Community Secure Routing Implementation	10/199,967
XML Streaming Transformer	10/222,752
Dynamic Interoperability Contract for Web Services	10/246,592
Registry Driven Interoperability and Exchange of Documents	10/199,963
Exposing Process Flows and Choreography Controllers as Web Services	10/246,512
Transparent EJB Support and Horizontal Data Partitioning	10/281,914
Dynamic Interface Between BPSS Conversation Management and Local Business Management	10/222,008
Dynamic Negotiation of Security Arrangements Between Web Services	10/246,276

EXHIBIT C

PATENT LICENSE AGREEMENT

EXHIBIT D

LICENSE AGREEMENT WITH MITSUBISHI